Exhibit 4.17
PARENT COMPANY AGREEMENT
This PARENT COMPANY AGREEMENT (“Parent Company Agreement”) dated as of December 15, 2006, is entered into by and among:
GLOBOSAT PROGRAMADORA LTDA., a Brazilian limited liability company, with headquarters at Rua Itapiru 1209, Rio Comprido, Rio de Janeiro, RJ, Brazil, (hereinafter referred to as “Globosat”);
CLAXSON INTERACTIVE GROUP, INC., a British Virgin Island corporation, with offices at 1550 Biscayne Boulevard, Miami, FL, 33132, USA (hereinafter referred to as “Claxson”); and
PLAYBOY ENTERTAINMENT GROUP, INC., a Delaware corporation with headquarters at 2706 Media Center Drive, Los Angeles, CA, 90065, USA (hereinafter referred to as “PEGI”);
Globosat, Claxson and PEGI hereinafter jointly referred to as “Parties” or, individually, as “Party”;
WHEREAS:
(i)	Claxson and PEGI have recognized worldwide expertise in the business of adult entertainment, including the development and production of Adult Content for Television and Other Media;

(ii)	Claxson and PEGI combined own 100% of the interest in PVTLA;

(iii)	Globosat and PTVLA have executed on this date the MOU, copy of which is attached hereto as Exhibit (iii), regarding an association to develop and exploit Adult Content in Television and Other Media in Brazil, through a corporation, with a purpose of the development and exploitation of business; and

(iv)	Claxson and PEGI, as parent companies of PTVLA, and Globosat desire to outline the rights and obligations of the Parties (additionally to those provided for in the MOU) regarding conduct of the business and non- competition provisions, among other issues, that shall rule the Venture’s business and activities.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties execute this Parent Company Agreement to set forth their full understanding as follows:
SECTION I
DEFINITIONS
1.1.     All definitions used herein shall have the same meaning ascribed to them in the MOU, except as otherwise set forth herein.
1.2.     Reference in this Parent Company Agreement to Sections are sections to this Parent Company Agreement, unless the context otherwise requires. The recitals to this Parent Company Agreement shall be deemed to form part hereof.
1.3.     Headings are inserted for convenience only and shall not affect the interpretation of this Parent Company Agreement.
SECTION II
PURPOSE OF THE PARENT COMPANY AGREEMENT
2.1.     Subject to the terms and conditions set forth herein, the purpose of this Parent Company Agreement is to rule and regulate the terms and conditions of the additional rights and obligations of the Parties in connection with the MOU, including, but not limited to, the non-competition provisions set forth in Section IV.
SECTION III
REPRESENTATIONS AND WARRANTIES
3.1.     Each of PEGI and Claxson hereby represent and warrant to Globosat, for themselves and not with respect to the other, that the following statements are materially true, accurate and complete with respect to the representing party (i.e. PEGI is only representing with respect to itself and not any facts related to Claxson and vice versa) and shall remain true, accurate and complete until and as of the Closing Date:
(i)	PEGI and Claxson (a) are corporations duly incorporated and validly existing in accordance with the Laws of their jurisdictions, (b) are in regular operation, (c) have full corporate power and authority to own or hold, and operate their properties, business and assets, and to carry out their business as it is now being conducted, (d) are substantially in compliance with any and all material Laws of the United States of America or BVI, respectively, applicable to them or to the conduct of their business, and (e) have obtained all the material required approvals, licenses, authorizations, registrations and permits from relevant federal, state and municipal authorities for carrying out of their business and activities;

(ii)	PEGI and Claxson have full corporate power and authority to execute and deliver this Parent Company Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Parent Company Agreement, and the performance of their obligations hereunder, have been duly authorized by all corporate bodies of PEGI and Claxson to the extent necessary, as the case may be. The legal representatives of PEGI and Claxson who sign this Parent Company Agreement are duly empowered to execute the present Parent Company Agreement, without any restriction;

(iii)	except as provided for in Section 12.3 below, no registration, declaration or filing with, and no consent, authorization or approval of, any Governmental Authority or other Person is required for the execution or delivery by PEGI or Claxson of this Parent Company Agreement, or for the assumption by PEGI and/or Claxson of the obligations contemplated herein;

(iv)	neither the execution or delivery of, nor the performance or consummation by PEGI and/or Claxson of their obligations under this Parent Company Agreement (a) violate, conflict with or result in a material breach or termination of, or otherwise give any other contracting party additional rights or compensation under, or the right to terminate, or constitute a default under the terms of, any agreement to which PEGI and/or Claxson are a party or by which PEGI and/or Claxson are bound or subject to, (b) violate any judicial order against, or binding upon, PEGI and/or Claxson, or (c) constitute a material violation by PEGI and/or Claxson of any applicable material Law of the United States of America or BVI, respectively, or of any organizational documents of PEGI and/or Claxson;

(v)	To the best of their knowledge, PEGI and/or Claxson have all rights necessary to enter into and comply with the terms and conditions of this Parent Company Agreement with respect to its licensing of Trademarks and Content to the Venture, and have the power and authority necessary to enter into the terms set forth herein;

(vi)	the representations and warranties contained in this Section 3.1 do not contain any untrue statement of a material fact and do not omit any material fact the omission of which would make the statements made herein misleading. To the best of PEGI and/or Claxson’s knowledge, there is no fact that materially and adversely affects the Content licensed to the Venture hereunder, or any conditions, liabilities or operations of PEGI and/or Claxson that has not been set forth herein; and

(vii)	Except with respect to the Playboy Brazil Magazine Assets and its existing agreement with PTVLA, PEGI is not a party to any Preexisting Agreements regarding Playboy Branded Adult Content and Playboy Unbranded Content for distribution in Brazil.
3.2.     Globosat hereby represents and warrants to PEGI and Claxson that the following statements are materially true, accurate and complete and shall remain true, accurate and complete until and as of the Closing Date:
(i)	Globosat (a) is a private corporation duly incorporated and validly existing in accordance with the Laws of Brazil, (b) is in regular operation, (c) has full corporate powers and authority to own or hold, and operate its properties, business and assets, and to carry out its business as it is now being conducted, (d) is substantially in compliance with any and all material Laws of Brazil applicable to it or to the conduct of its business, and (e) has obtained all the material required approvals, licenses, authorizations, registrations and permits from relevant federal, state and municipal authorities for carrying out of its business and activities;

(ii)	Globosat has full corporate power and authority to execute and deliver this Parent Company Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Parent Company Agreement, and the performance of its obligations hereunder, have been duly authorized by all corporate bodies of Globosat, to the extent necessary. The legal representatives of Globosat who sign this Parent Company Agreement are duly empowered to execute the present Parent Company Agreement, without any restriction;

(iii)	except as provided for in Section 12.3, no registration, declaration or filing with, and no consent, authorization or approval of, any Governmental Authority or other Person is required for the execution or delivery by Globosat of this Parent Company Agreement, or for the assumption by Globosat of the obligations contemplated herein;

(iv)	neither the execution or delivery of, nor the performance or consummation by Globosat of its obligations under this Parent Company Agreement (a) violate, conflict with or result in a material breach or termination of, or otherwise give any other contracting party additional rights or compensation under, or the right to terminate, or constitute a default under the terms of, any agreement to which Globosat is a party or by which Globosat is bound or subject to, (b) violate any judicial order against, or binding upon, Globosat, or (c) constitute a material violation by Globosat of any applicable material Law of Brazil or of any organizational documents of Globosat;

(v)	To the best of its knowledge, Globosat has all rights necessary to enter into and comply with the terms and conditions of this Parent Company Agreement with respect to its licensing of Trademarks and Content to the Venture, and has the power and authority necessary to enter into the terms set forth herein; and

(vi)	the representations and warranties contained in this Section 3.2 do not contain any untrue statement of a material fact and do not omit any material fact the omission of which would make the statements made herein misleading.

SECTION IV
NON COMPETITION
4.1.     Except as otherwise provided herein or in the MOU, any exploitation and/or development of Adult Content in Television and/or Other Media in Brazil by the Parties or by PTVLA shall be made jointly through the Venture and in accordance to the provisions set forth herein and in the MOU.
4.2.     Claxson shall not, and shall cause each of its Affiliate Companies, not to, directly or indirectly (whether individually or jointly with any other Person) engage in, own an interest in, or manage any Adult Content business for Television or Other Media in or specifically targeted to Brazil.
4.3.     Except with respect to Playboy Brazil Magazine Assets and as otherwise permitted hereunder, PEGI shall not, and shall cause each of its Affiliate Companies (except Club Jenna, Inc. and its subsidiaries) not to, directly or indirectly (whether individually or jointly with any other Person) engage in, own an interest in, or manage any Adult Content business for Television and the Other Media in or specifically targeted to Brazil. Nothing in this paragraph will prevent PEGI or its Affiliated Companies from entering into affiliate website agreements permitted under Section 5.1.7 herein.
4.4.     Globosat shall not, and shall cause each of its Affiliate Companies, not to, directly or indirectly engage in, own an interest in, or manage any Adult Content business for Television or Other Media in or specifically targeted to any country of the world (except for the activities of the Venture in Brazil). Globosat shall exercise its voting rights in any of Globosat’s Ventures and shall use its best efforts to exercise its rights and powers to cause Globosat’s Ventures not to engage in the Adult Content business for Television and the Other Media worldwide.
4.4.1.     The non-competition provisions set forth in Section 4.4 above shall not apply to the exploitation, by Globosat and its Affiliate Companies, of Adult Content through Wireless, Internet and print media; provided that: (i) any such exploitation is not branded with a United States based Adult Content magazine (including, but not limited to, Penthouse, Hustler and Playgirl); (ii) exploitation through Internet and Wireless shall only be in connection with print media; and (iii) the Venture shall be provided with any and all benefits, revenues, direct costs and rights from such exploitation through Internet and Wireless.
4.4.2.     For the avoidance of doubt, the non-competition provisions set forth herein shall not be applied to the distribution of Adult Content to consumers by Globosat and its Affiliate Companies through companies whose purpose is the distribution of: (i) linear services, whether on subscription, pay-per-view, video-on-demand, a la carte, free basis; or (ii) DVD/Home Video; including, but no limited to, Sky Brasil Serviços Ltda., Net Serviços S/A, GloboFilmes and SIGLA — Sistema Globo de Gravações Audiovisuais Ltda.

4.5.     For the avoidance of doubt, the non competition provisions shall not be applied to the Playboy Lifestyle Channel or any similar programming. For further avoidance of doubt, nothing in this Parent Company Agreement nor in the MOU may be construed as a limitation to the Venture’s capacity in competing with Club Jenna, Inc. and its subsidiaries, in Brazil.
SECTION V
PEGI’S ADDITIONAL OBLIGATIONS
5.1.     In addition to the obligations undertaken by PTVLA in the MOU, on its behalf and on behalf of its Affiliate Companies (including PEGI), PEGI, hereby, undertakes, unconditionally and irrevocably, the following obligations toward Globosat and the Venture:
5.1.1.     Except as to media rights currently licensed to Abril and its Affiliated Companies (print media, Internet and Wireless), PEGI undertakes and commits to provide a right of first negotiation and a right of first refusal to the Venture with respect to any license or negotiation involving the Playboy Branded Adult Content and Playboy Trademarks for the Other Media in Brazil. To the extent the media rights currently licensed to Abril and its Affiliated Companies (print media, Internet and Wireless) become available, due to either the termination or the non-renewal of the existing Agreement with Abril, PEGI undertakes and commits to provide a right of first negotiation and a right of first refusal to the Venture in connection with such media rights. PEGI will notify the Venture within fifteen (15) days of any of the above referenced rights becoming available in the Territory. PEGI and the Venture will negotiate the Venture’s acquisition of such rights for a minimum of thirty (30) days. If PEGI and the Venture do not agree upon terms for PEGI to license the applicable rights to the Venture, PEGI will be free to negotiate an agreement with a third party for such rights; provided that prior to execution of any agreement with a third party for such rights, PEGI will give the Venture the right to match all, but not less than all, material terms of the agreement with the third party for a period of ten (10) days.

5.1.2.     Simultaneously with the execution of the Definitive Agreements, PEGI shall grant an exclusive license or sub-license to the Venture of all of the currently or in the future owned libraries of Adult Content, broadcast Agreements, Trademarks and the distribution rights for the use and exploitation of the Playboy Unbranded Adult Content and an exclusive license or sub-license to the Venture for the Playboy Unbranded Trademarks in Television and Other Media in the Territory during the Term; excluding content owned or controlled by Club Jenna, Inc. and its subsidiaries. For the implementation of the provisions of this Section, PEGI shall execute license Agreements with the Venture in order to set forth the terms and conditions by which PEGI shall make available, on an exclusive basis, to the Venture, to the extent PEGI has or controls those rights, without any additional charge other than the fees owed to PEGI set forth in Section 6.1.1 below, all the Playboy Unbranded Adult Content for the Television and Other Media businesses already produced and/or distributed and/or to be produced and/or distributed by PEGI or PTVLA in Latin America and/or targeted for exploitation in Latin America by means of Television and the Other Media, provided that PEGI will be permitted to create Content customized for customers outside Brazil for distribution on exclusive basis in a single country in language other than Portuguese.
5.1.3.     PEGI shall grant to the Venture exclusive right to use and exploit in the Territory the PEGI’s currently or in the future owned and/or licensed trademarks, including (i) the Playboy Trademarks and Playboy Unbranded Trademarks, in connection with the Adult Content for Television and (ii) the Playboy Unbranded Trademarks for Other Media, subject to PEGI’s rights to use or license the Playboy Trademarks and Playboy Unbranded Trademarks in connection with the licensing of Adult Content to third parties permitted under the MOU and/or herein, and the limitations, scope and extent of rights held by the PEGI for such trademarks (for example, the use of the Playboy Trademarks is limited to Television).
5.1.4.     PEGI shall not, by any means, sell, assign, transfer, pledge or otherwise dispose of or encumber any of its current or future Playboy Trademarks and Playboy Unbranded Trademarks, or any interest therein, to any Person, to the extent that such action would have a material negative effect to the rights to be licensed to the Venture.

5.1.5.     In the event that PEGI has a veto right to prevent third parties from exploiting linear transmission of a programming services with Playboy Branded Adult Content on Other Media in the Territory, PEGI will use best efforts to exercise such veto right.
5.1.6.     In the event of the expiration or termination of PTVLA’s rights with regards to PEGI’s Adult Content currently licensed or in any other way assigned to PTVLA, and that were sub-licensed or in any other way assigned to the Venture, PEGI shall license or in any other way assign such rights directly to the Venture on the same terms and conditions as set forth in the MOU and/or in the Definitive Agreements.
5.1.7.     Nothing in this Parent Company Agreement will prevent PEGI from operating websites outside Brazil in languages other than Portuguese, nor will the provisions of this Parent Company Agreement apply to affiliate programs aimed at directing traffic to any PEGI operated website; provided that none of the applicable websites may be in the Portuguese language.
SECTION VI
PEGI’S ADDITIONAL RIGHTS
6.1.     In addition to the rights of PEGI and/or PTVLA under the MOU, Globosat, on its behalf and on behalf of the Venture, hereby, undertakes, unconditionally and irrevocably, to grant the following rights to PEGI:
6.1.1.     In consideration for the licensing of Playboy Unbranded Adult Content rights to the Venture pursuant to this Parent Company Agreement, PEGI shall receive during the Term, 9.5% (nine point five percent) of the Other Media Net Revenues for such relevant period, paid on a quarterly basis at the same time called for the Venture to pay quarterly dividends under the MOU.
6.1.2.     PTVLA and PEGI shall be the exclusive distributor for the Venture’s Original Content outside Brazil, being certain that PEGI shall be the exclusive distributor for the Venture’s Original Content worldwide outside of Latin America and Iberia. PTVLA shall inform to the Venture whether PTVLA or PEGI shall be the exclusive distributor for the Venture’s Original Content in Latin America (outside Brazil) and Iberia. Whenever applicable, PEGI or PTVLA and the Venture shall negotiate in good faith the terms and conditions for such distributor agreements including the commissions to be paid to PEGI.

6.1.3.     In the event any Playboy Branded Adult Content and/or Playboy Unbranded Adult Content is created as Venture’s Original Content during the Term, then PEGI shall have the right to, up to 30 (thirty) days prior to the end of the Term or the Extended Term, as the case may be, notify the Venture informing its intention to acquire such content for a price equal to 25% (twenty-five percent) of the aggregate amount of actual out of pocket productions costs incurred by the Venture. In the event such right is not exercised by PEGI, the Venture shall remove from such contents all Playboy Branded and Playboy Unbranded Trademarks and any look and feel contained therein which is reasonably associated with such brands.
6.1.3.1.     In any event, the enforceability of the notification provided for previous Section shall be contingent upon the effective end of the Term or the Extended Term, as the case may be.
6.1.4.     During the initial 3-year period of the Venture, PEGI shall have the right to include as Playboy Unbranded Adult Content, on irrevocable terms, all or any of its rights arising from, or in connection with, Club Jenna, Inc., and any Content contributed under this Section will become Playboy Unbranded Adult Content.
6.2.     As between Claxson and PEGI, regardless of other distribution provisions contained in agreements between PTVLA and PEGI, Claxson will cause PTVLA to distribute one hundred percent (100%) of all amounts received by PTVLA with respect to content by means of distribution methods for which PTVLA did not have the right to distribute on prior to execution of this Agreement.

SECTION VII
VENTURE’S ADDITIONAL OBLIGATIONS
7.1.     In addition to the obligations provided for the Venture in the MOU, Globosat undertakes to, unconditionally and irrevocably, cause the Venture to comply with the following obligations toward PEGI:
7.1.1.     The Venture shall only exploit Playboy Branded Adult Content solely with respect to Television and Other Media subject to the restrictions set forth in the MOU.
7.1.2.     Venture shall comply with the brand and trademark guidelines, quality standards and content standards of PEGI (as set forth in Exhibit 6.2 (vi) of the MOU).
7.1.3.     PEGI, hereby, gives to Globosat, PTVLA and the Venture permission to gratuitously use the tradename “Playboy” as part of Venture’s corporate name. Globosat acknowledges, accept and agree that it and the Venture have no rights to the tradename “Playboy” not specified herein, in the MOU or in the Definitive Agreements and will not incur any rights and will retain no rights whatsoever to the tradename “Playboy” during and after the Venture’s use of such tradename other than as specified herein, in the MOU and in the Definitive Agreements. In addition, immediately following the expiration or termination of the Venture’s right to use the Playboy Trademarks, the Venture will change its name so that the tradename “Playboy” is no longer part of the Venture’s name and the Venture will immediately destroy all stationery, business cards and other materials containing the tradename “Playboy”.
7.1.4.     In the event that PEGI enters into an Agreement with a third party integrator with respect to the distribution of Adult Content in Brazil, by means of Wireless distribution, including the Playboy Branded Adult Content and Playboy Unbranded Adult Content, the Venture will honor the terms of the Agreement with such third party integrator; provided that such Agreement shall be analyzed case by case according to the following: (i) target the distribution of such media in, at least, one or more of Latin America, Asia or Europe; and (ii) set forth equitable provisions with respect to Brazil in comparison to any other country in Latin America in regard to the terms and conditions in such integrator’s Agreement; and (iii) not limit the Venture’s capacity of exploiting Adult Content (except for Playboy Branded Adult Content and Playboy Unbranded Adult Content) through Television and Other Media in the Territory; and (iv) be on commercially reasonable terms; and (v) be in compliance with current Brazilian Law, if existing at the time; and (vi) be in compliance with Globosat and its Affiliate Companies policies and practices at the time in regards to its interpretation of Brazilian Law; being agreed that the Venture shall be provided with any and all of PEGI’s benefits, revenues, direct costs and rights from such agreement.

SECTION VIII
ADDITIONAL UNDERTAKINGS
8.1.     For the purposes of this Parent Company Agreement and the MOU, it shall be understood that (a) either Claxson or PEGI Controls PTVLA, (b) PEGI and/or Claxson shall not materially diminish PTVLA’s line of business related to its Adult Content business, and (c) PEGI undertakes to maintain in full force and effect the License Agreements even in the event it ceases to hold equity participation in PTVLA.
SECTION IX
CLOSING
9.1.     Subject to the provisions of this Parent Agreement Agreements and the MOU, the closing of the transactions contemplated herein shall occur on or before the Closing Date and shall take place at the offices of Globosat, or in such other place as may be agreed upon in writing by the Parties.
9.2.     At the Closing Date, the Parties shall:
(i)	execute the Definitive Agreements;

(ii)	confirm that all the representations and warranties provided for in Section III above are still true, accurate, valid and complete; and

(iii)	shall deliver legal opinions in English language, by law offices legally authorized to practice law at their respective jurisdictions, attesting that (i) each Party, as the case may be, has full corporate power and authority to execute and deliver this Parent Company Agreement, (ii) each Party, as the case may be, is able to perform its obligations herein and to consummate the transactions contemplated hereby, (iii) the execution and delivery of the Parent Company Agreement, and the performance of its obligations provided herein, have been duly authorized by all requisite corporate actions of the relevant Party, and (iv) the legal representatives of the relevant Party who sign this Parent Company Agreement are duly empowered to execute such documents, without any restriction.

SECTION X
DEFINITIVE AGREEMENTS
10.1.     Besides the Definitive Agreements set forth in the MOU, the Parties shall also execute and deliver — or cause the execution and delivery of — any and all documents regarding the licensing or sub-licensing to the Venture of all of the currently existing or acquired in the future libraries of Adult Content, broadcast Agreements, Trademarks and the distribution rights for the use and exploitation of the Playboy Unbranded Adult Content and exclusive licensing or sub-licensing to the Venture for the Playboy Unbranded Trademarks in Television and Other Media in the Territory during the Term; subject to all limitations and other provisions hereunder.
SECTION XI
CONFIDENTIALITY
11.1.     Each Party undertakes to the other Parties that it (i) will not at any time, either during or after the term of this Parent Company Agreement, and/or the MOU, and/or any of the Definitive Agreements, use or divulge to any Person nor publish, or disclose or permit to be published or disclosed, any secret or Confidential Information relating to the Venture or any other Party which it has received or obtained, or may receive or obtain (whether or not, in the case of documents, they are marked as confidential), except in the proper course of the provision of services on behalf of the Venture; and (ii) will not at any time, either during or after the term of this Parent Company Agreement, except as required by the Venture or by the other Parties, retain, duplicate or remove from the Venture’s premises Confidential Information relating to the Venture or any other Party in whatsoever form, which is supplied by the Venture or any other Party to it or which comes to its notice during the period of this Parent Company Agreement, the MOU and/or any of the Definitive Agreements; except to the extent disclosure is required as a matter of law or regulation (including the rules and regulations of a stock exchange or a regulatory agency) or such information is in the public domain by means not contrary to this confidentiality provision.
SECTION XII
TERM AND EXCLUSIVITY PERIOD
12.1.     With exception of the provisions set forth in Section XI above, which shall remain in full force and effect for the period therein established, this Parent Company Agreement shall be in full force and effect upon its execution and shall be valid until the later of (i) the term of the MOU, or (ii) the term of the Shareholders’ Agreement.

12.2.     The Parties agree to work on an exclusive basis for the Exclusivity Period. During the Exclusivity Period, except with respect to the Playboy Brazil Magazine Assets, the Parties agree not to contact any third party, or solicit or entertain any offers for purpose of entering into any transaction related directly or indirectly to the development and exploitation of Adult Content in Television and Other Media in Brazil. The Exclusivity Period can be extended by the mutual written consent of all Parties.
12.3.     The Parties shall be jointly responsible and shall take all necessary measures for the timely submission of the transactions contemplated herein to CADE, as well as to endeavor to obtain such authority’s full approval of the transactions contemplated herein.
12.3.1.     The Parties shall be jointly represented before CADE by one (01) Brazilian law firm, which shall be contracted by consensus among the Parties.
12.3.2.     PEGI is not responsible for any expenses, costs and/or fees relating to the filing of documents with CADE (including attorney’s fees), other than fees incurred for the retention of counsel to represent PEGI in this transaction.
12.3.3.     All the documents related to the Venture shall be filed before the CADE by the Parties within 15 (fifteen) days after the signature of this Parent Company Agreement.
12.3.4.     The Parties will jointly determine who shall lead all filings and conversations with, responses to, and all other communication with the Governmental Authorities in Brazil relating to the consummation of the transactions contemplated by this Parent Company Agreement.
12.3.5.     Each of the Parties shall (i) provide the law firm in charge of the filing before CADE, as established in Section 12.3.1 above, with any and all information required to prepare the necessary documentation to obtain the approval from the antitrust authorities, subject to the failure to comply with such obligation pursuant to Section 12.3.6 below; (ii) consult with each other prior to any filing or application relating to the transactions contemplated by this Parent Company Agreement or any other Agreement; (iii) share all relevant information relating to such filings and conversations, to the extent that the information provided is not confidential to such Party; (iv) allow the law firm in charge of the filing to provide the other Parties copies of all filings supplied by such Party or any of its Affiliate Companies to any Governmental Authority, in connection with this Parent Company Agreement or any other Agreement and the transactions contemplated hereby, to the extent that the information provided is not confidential to such Party; and (v) provide each other with advance notice of any meetings regarding such filings or other communications and, at any other Party’s request, the opportunity to participate in such meetings and conversations. Notwithstanding the foregoing, nothing in this Section 12.3 and its sub-items shall be construed to restrict the ability of any Party or any of its Affiliates to comply with applicable Laws, provided that the other Parties, as far as practicable, are given reasonable notice and reasonable ability to consult before any such compliance is effected.
12.3.6.     The Parties further agree that each Party is fully and solely responsible for the supply of any information relating to such Party or any of its Affiliate Companies requested by CADE (or any other Governmental Authority) in connection with the filings hereunder, and that any penalty imposed by CADE under Brazilian Federal Law no. 8.884 of June 11, 1994, as amended from time to time, or by any other Governmental Authority for failure to provide such information shall be borne by the Party that failed to comply with such Law, and, accordingly, such Party shall indemnify, promptly defend and hold the other Parties harmless from any penalty or liability arising therefrom.
12.3.7.     The Parties shall take all measures in order to contribute to CADE’s prompt and full approval and to ensure the practical results intended by CADE’s decision, preserving the full intent of the terms agreed to pursuant to this Parent Company Agreement.
12.3.8.     If CADE imposes any conditions or restrictions to the Venture or imposes amendments of any terms and conditions set forth in this Parent Company Agreement, the Parties shall make their good-faith efforts, at their own exclusive costs, to reach a joint and mutual agreement with regard to the restrictions and/or orders imposed by CADE. If, upon mutual agreement by the Parties, the conditions, restrictions and/or amendments to the Parent Company Agreement are considered to materially affect the Venture, any Party may terminate this Venture without any liability. The Parties agree that, in such case, no indemnification or payments of whatever nature shall be due by any Party to the others.

12.3.9.     Notwithstanding anything to the contrary in this Parent Company Agreement or any other Agreements, Globosat shall not be required to agree to any restrictions on its business or that of any of its Affiliate Companies in order to gain any governmental approval necessary for the consummation of the transactions contemplated hereby or by any other Agreement. In the event that any Governmental Authority proposes to impose any such restrictions or requires concessions on the business of Globosat, GCP and/or any of its Affiliate Companies in order to gain any governmental approval and such restrictions and concessions, individually and in the aggregate, do or will, in Globosat’s good-faith view, directly or indirectly adversely affect or otherwise affect in any respect any of Globosat, GCP and/or any of its Affiliate Companies (including any position inconsistent with any interest of any of Globosat, GCP and/or any of its Affiliate Companies to any Governmental Authority) (collectively, the “Globo Restrictions”), Globosat shall have the right to determine, in its reasonable discretion, whether or not to accept such Globo Restrictions, and shall negotiate such Globo Restrictions — but only so long and to the extent that such restrictions and concessions continue, individually and in the aggregate, to constitute Globo Restrictions — with the relevant authorities on behalf of the Parties, provided that Globosat shall determine, in its sole discretion, whether or not to accept such Globo Restrictions and/or to terminate the Venture without any liability. The Parties hereby agree that, in such case, no indemnification or payments of whatever nature shall be due by Globosat, GCP and/or any of its Affiliate Companies to any other Party, nor shall any other Party be required to indemnify or pay Globosat hereunder.
SECTION XIII
TERMINATION OF THE SHAREHOLDERS’ AGREEMENT
13.1.     In the event of a termination of the Shareholders’ Agreement pursuant to a Termination Event caused by PTVLA, PEGI will have the right to acquire PTVLA’s Shares for a period of 60 (sixty) days counted from the Termination Event, and adhere irrevocably to the Shareholders’ Agreement on the same ongoing terms and conditions.
13.2.     In the event PEGI does not exercise its option pursuant to Section 13.1 above, PEGI undertakes not to, and shall cause its Affiliate Companies not to compete, directly and/or indirectly, with the activities of the Venture, specifically related to the exploitation, development, operation, distribution, production and commerce of Adult Content in Television and Other Media, except for Playboy Brazil Magazine Assets. This non-competition covenant is valid within Brazil, and shall be fully enforceable, and in full force and effect as of the date of the Termination Event and for a period of 2 (two) years counted from the date PTVLA ceases to own any Shares in the Venture.

SECTION XIV
GENERAL PROVISIONS
14.1.     The Parties agree that this Parent Company Agreement is entered into between them and will be performed by each of them in a spirit of mutual co-operation, trust and confidence. Each Party undertakes to use all means reasonably available to achieve the objectives of this Parent Company Agreement and to ensure compliance by such Party’s Affiliate Companies with its obligations.
14.2.     The Parties acknowledge that this Parent Company Agreement constitutes extrajudicial title for enforcement for all the purposes of articles 461, 466-A and following of the Brazilian Code of Civil Procedure.
14.3.     Except as provided for under this Agreement or the MOU, no Party shall assign, transfer, encumber or otherwise dispose of its rights and duties under this Parent Company Agreement, in whole or in part, to any Person, without the prior written consent of the other Parties. This Parent Company Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective administrators, successors and permitted assigns.
14.4.     This Parent Company Agreement together with any document referred to herein constitutes the whole agreement between the Parties and supersedes any prior agreements, understandings or arrangements between them, whether oral or in writing, relating to the subject matter hereof and no representations, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations between the Parties prior to this Parent Company Agreement except as set out in this Parent Company Agreement.
14.5.     No amendment to this Parent Company Agreement shall be effective unless in writing and signed by duly empowered representatives of all Parties.
14.6.     All notices and other communications required or permitted hereunder shall be made in writing. Such notices shall be delivered personally, sent by facsimile transmission, confirmed in writing, courier or registered mail, return receipt requested, postage prepaid, to the addresses and facsimile numbers below, unless notice of change of addresses and/or facsimile numbers has been given in writing in accordance with this

Section, in which case any notices shall be sent to such new addresses and/or facsimile numbers. The Party giving notification or communication as provided for in this Parent Company Agreement shall obtain dated evidence of delivery and the notification or communication shall be deemed to have been given on the date indicated in the proof of delivery.
If to Globosat, to:
Globosat Programadora Ltda.
Rua Itapiru 1209 — parte
Rio Comprido, RJ
Rio de Janeiro — Brazil
Attn: Sr. Alberto Pecegueiro
Tel:     55-21-2503-3535
Fax:     55-21-2273-2770
If to Claxson, to:
Claxson Interactive Group, Inc.
1550 Biscayne Boulevard,
Miami, Florida, USA 33132
Attn: General Counsel
Tel.:     1-305-894-3500
Fax:     1-305-894-4803
If to PEGI, to:
Playboy Entertainment Group, Inc.
2706 Media Center Drive
Los Angeles, CA 90065
Attn: Managing Director, International
cc: Legal Department
Tel:     1-323-276-4000
Fax:     1-323-276-4500
14.7.     The failure of any Party to enforce or exercise, at any time or for any period of time, any term of or any right or remedy in connection with or arising pursuant to or under this Parent Company Agreement does not constitute, and shall not be construed as, a waiver of such term or right or remedy and shall in no way affect that Party’s right later to enforce or exercise it.

14.8.     If any provision or part of a provision of this Parent Company Agreement shall be, or be found to be by any court of competent jurisdiction to be, invalid or unenforceable, such invalidity or enforceability shall not affect the other provisions or parts of this provision or of this Parent Company Agreement, all of which shall remain in full force and effect.
14.9.     This Parent Company Agreement and the obligations and rights established herein, the Definitive Agreements and any other documents and Agreements that shall be executed by the Parties as a result of the incorporation of the Venture, shall be construed in accordance with and shall always be subject to the Laws of Brazil.
14.10.     Any dispute, controversy or claim arising out of, relating to, or in connection with, this Parent Company Agreement, the Definitive Agreements and any other documents and Agreements that shall be executed by the Parties as a result of the incorporation of the Venture, or the performance, breach, termination or validity thereof, shall be submitted to the central courts of the district of Rio de Janeiro, State of Rio de Janeiro, excluding any other, however privileged it may be.
14.10.1.     Claxson and PEGI hereby irrevocably waive any immunity from jurisdiction of any kind to which it may be or may come to be entitled, be it for the purposes of service of process, performance, pledge, granting of a judicial or non-judicial warranty, performance warranty (garantia de execução) or any other acts regarding negotiations, arbitration, lawsuits or other kinds of judicial or non-judicial proceedings, hereby undertaking never to allege in its favor such immunities from jurisdiction in any negotiation, arbitration, lawsuit or any other kind of judicial or non-judicial proceeding related to its obligations, liabilities or other matters related to this Parent Company Agreement or the transactions contemplated hereby (including any liability for the payment of money).
14.10.2.     On or before the Closing Date, Claxson and PEGI, respectively, shall present to Globosat certified copies of valid powers-of-attorney, each appointing a natural person resident in Brazil to receive service of process on behalf of each of Claxson and PEGI in all judicial or non-judicial proceedings related to this Parent Company Agreement.
14.11.     This Parent Company Agreement was originally drafted and negotiated in English and it shall be executed in English, provided, however, that the Parties shall provide a sworn translation of this Parent Company Agreement to the Portuguese language as soon as practicable; provided further that the English version shall prevail.

IN WITNESS WHEREOF the Parties have caused this Parent Company Agreement to be executed in 04 (four) counterparts of like form and content, for one sole effect, in the presence of the 02 (two) undersigned witnesses.
Rio de Janeiro, December 15, 2006

/s/ Alberto Pecegueiro          /s/ Rosana Codaro
GLOBOSAT PROGRAMADORA LTDA.

/s/ Amaya Ariztoy
CLAXSON INTERACTIVE GROUP, INC.

/s/ Steve Smith
PLAYBOY ENTERTAINMENT GROUP, INC.

Witnesses:
1.
Name:
ID no.:

Witnesses:
2.
Name:
ID no.: